EXHIBIT I

                                                                  EXECUTION COPY

                        ALTERNATIVE RESOURCES CORPORATION

                          REGISTRATION RIGHTS AGREEMENT

        THIS REGISTRATION RIGHTS AGREEMENT ("AGREEMENT") is entered into as of January 31, 2002, by and among Alternative Resources Corporation (the "COMPANY") and Wynnchurch Capital Partners, L.P., a Delaware limited partnership and Wynnchurch Capital Partners Canada, L.P., an Alberta, Canada limited partnership (each, an "INVESTOR" and collectively, the "INVESTORS").

                                    RECITALS

        A. The Investors and the Company are parties to a Securities Purchase Agreement, of even date herewith (the "PURCHASE AGREEMENT"), pursuant to which, subject to the satisfaction of certain conditions, the Investors will purchase from the Company (i) an aggregate of Ten Million Dollars ($10,000,000) of 15% Secured Convertible Promissory Notes (the "NOTES"), which are convertible into shares ("NOTE SHARES") of common stock, $0.01 par value per share ("COMMON STOCK") of the Company; and (ii) warrants ("WARRANTS"), including the B-1 Warrant and the B-2 Warrant entitling the holder thereof to purchase up to an aggregate of Eleven Million (11,000,000) shares of Common Stock (the "WARRANT SHARES") upon the terms and conditions set forth in the Warrant.

        B. To induce the Investors to execute and deliver the Purchase Agreement, the Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (collectively, the "SECURITIES ACT"), and applicable state securities laws.

                                   AGREEMENTS

        NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants contained herein, the parties agree as follows:

                                   Article I
                               REGISTRATION RIGHTS

        1.1    DEFINITIONS. For the purposes of this Agreement:

               (a) "FORM S-3" means such form under the Securities Act, as in effect on the date hereof or any successor form under the Securities Act;

               (b) "HOLDER" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.12 of this Agreement;

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               (c)   "OTHER SHARES" means at any time those shares of Common
        Stock of the Company that do not constitute Primary Shares or Registrable Securities;

               (d) "PRIMARY SHARES" means at any time the authorized but unissued or previously issued shares of Common Stock held in the Company's treasury;

               (e) "REGISTER," "REGISTERED," and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act (including to provide pursuant to Rule 415 under the Securities Act or any successor rule the offering of securities on a continuous basis ("RULE 415")), and the declaration or ordering of effectiveness of such registration statement or document;

               (f) "REGISTRABLE SECURITIES" means (i) the Note Shares issued or issuable with respect to the Notes (without regard to any limitations on conversion or exercise); (ii) the Warrant Shares issued or issuable with respect to any of the Warrants (without regard to any limitations on conversion or exercise); and (iii) any other shares of Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referred to in clauses (i) and (ii); PROVIDED, HOWEVER, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a person in a transaction in which his or her rights under this Agreement are not assigned. Notwithstanding the foregoing, Common Stock or other securities shall only be treated as Registrable Securities if and so long as they (A) have not been sold to or through a broker or dealer or underwriter in a public securities transaction, or
        (B) have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale or (C) are not eligible for sale pursuant to Rule 144 without being subject to applicable volume and manner of sale limitations thereunder;

               (g)   "SEC" means the Securities and Exchange Commission.

               (h) Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Purchase Agreement.

1.2     REQUEST FOR REGISTRATION.

               (a) If at any time, the Company shall receive a written request from the Holders (the "INITIATING HOLDERS") of at least a majority of the Registrable Securities then held by the Investors that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities, then the Company shall, within ten (10) days of the receipt thereof, give written notice of such request to all remaining Holders. Each of the remaining Holders may request, by written notice delivered to the Company within twenty (20) days after the date of delivery of the Company's notice, that all or any portion of their Registrable Securities be included in the registration. Following the receipt of a request by the Initiating Holders, the Company shall use all commercially reasonable efforts to file, as soon as practicable and in any event within

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        forty-five (45) days of the receipt of the request from the Initiating
        Holders, the registration under the Securities Act of all Registrable Securities which the Holders thereof have requested to be registered under this paragraph (a), and to use all commercially reasonable efforts to cause the registration statement to become effective as soon as practicable thereafter.

               (b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to paragraph (a) and the Company shall include such information in the written notice to the remaining Holders referred to in paragraph (a). The underwriter will be selected by a majority in interest of the Initiating Holders and shall be reasonably acceptable to the Company. The right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and execution of an underwriting agreement approved by the Initiating Holders and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein.

Notwithstanding the foregoing, if the Company shall furnish to the Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company (including to any material proposed or planned transaction involving the Company) and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders; PROVIDED, HOWEVER, that the Company may not utilize this right more than once in any twelve month period and the Company shall use its commercially reasonable efforts to effect the filing following the expiration of the deferral period. Once a registration statement is effective for at least thirty (30) days, the Company may suspend use of the registration statement if it furnishes to the Holders covered by the registration statement a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, disclosure of material information to the public necessary to allow sales under the registration statement would be materially detrimental to the Company (including to any material proposed or planned transaction involving the Company) and its stockholders and that it is therefore essential that the use of the registration statement be suspended (a "Permitted Blackout"); PROVIDED, HOWEVER, that either (i) if two or more such Permitted Blackouts are imposed during any period of twelve (12) consecutive months or (ii) the aggregate duration of all Permitted Blackouts during any period of twelve (12) consecutive months exceeds thirty (30) business days, the Holders shall have the rights indicated in (c)(i) below.

               (c) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

                     (i) If within the twelve (12) month prior to such registration, the Company has effected one (1) registration pursuant to this Section 1.2 and such registration has been declared or ordered effective; PROVIDED, HOWEVER, that any

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               such registration shall not count as a registration if: (x) the
               Company has suspended use of a registration statement with respect to Permitted Blackouts in excess of the limits set forth in the proviso within the past 12 months or (y) the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered and at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change or pursuant to the recommendation of the managing underwriter; or (z) the Holders requesting registration do not register and sell all Registrable Securities they have requested to be registered in such registration for reasons other than their voluntary decision not to do so.

                     (ii) during the period starting with the date sixty (60) days prior to the Company's good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration subject to Section
               1.3 hereof; provided that during such period the Company is actively employing in good faith its reasonable efforts to cause such registration statement to become effective; or

                     (iii) if the Initiating Holders propose to dispose of
               shares of Registrable Securities which at such time are eligible to be registered on Form S-3 pursuant to a request made pursuant to Section 1.4.

               (d) With respect to any registration pursuant to this Section 1.2, the Company may include in such registration any Primary Shares and Other Shares; PROVIDED, HOWEVER, that if any managing underwriter for the public offering contemplated by such registration advises the Company in writing that, in such firm's good faith opinion, the inclusion of all Primary Shares and Other Shares proposed to be included in such registration would adversely affect the offering and sale (including pricing) of all such securities, then the number of Registrable Securities, Primary Shares and Other Shares proposed to be included in such registration shall be included in the following order:

                     (i) FIRST, the Registrable Securities held by Investors, pro rata based upon the number of Registrable Securities owned by each Investor at the time of such registration; and

                     (ii)  SECOND, Primary Shares and any Other Shares.

        1.3 COMPANY REGISTRATION. If (but without any obligation to do so) the Company proposes to register Primary Shares under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a corporate reorganization or other transaction covered by Rule 145 under the Securities Act, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities held by the Holders), the

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Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within fifteen (15) days after mailing of such notice by the Company, the Company shall, subject to the provisions of Section 1.8, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered; PROVIDED, HOWEVER, that if any managing underwriter for the public offering contemplated by such registration advises the Company in writing that, in such firm's good faith opinion, the inclusion of all Registrable Securities and Primary Shares or Other Shares proposed to be included in such registration would adversely affect the offering and sale (including pricing) of all such securities, then the number of Registrable Securities, Primary Shares and Other Shares proposed to be included in such registration shall be included in the following order:

               (i)   FIRST, the Primary Shares;

               (ii) SECOND, the Registrable Securities held by the Investors requesting registration, PRO RATA based upon the number of Registrable Securities owned by each such Investor at the time of such registration; and

               (iii) THIRD, any Other Shares.

        1.4    FORM S-3 REGISTRATION.

               (a) In case the Company shall receive from one or more Investors, a written request or requests that the Company effect a registration on Form S-3 with respect to an aggregate of at least 500,000 shares of Registerable Securities (as may be appropriately adjusted for stock splits, reverse stock splits, combinations or other similar events) all or a part of the Registrable Securities owned by such Investors, the Company will promptly give written notice of the proposed registration to all other Holders, and as soon as practicable, effect such registration as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Investors' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; PROVIDED, HOWEVER, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4: (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company (including to any material proposed or planned material transaction involving the Company) and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Section 1.4(a); provided, however, that the Company shall not utilize this right more than once in any twelve-month period; (iii) if the Company has, within the twelve
        (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this
        Section 1.4; PROVIDED, HOWEVER, that a registration shall not count

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        as a registration if: (x) the Company has exceeded its number or amount of Permitted Blackouts in the prior twelve months or (y) the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered and at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change or pursuant to the recommendation of the managing underwriter; or (z) the Holders requesting registration do not register and sell all Registrable Securities they have requested to be registered in such registration for reasons other than their voluntary decision not to do so; iv) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or
        (v) during the period ending one hundred eighty (180) days after the effective date of a registration statement subject to Section 1.2 or
        Section 1.3. Once a registration statement has been made effective under this Section for at least thirty (30) consecutive days, the Company may suspend use of the registration statement if it furnishes to the Holders covered by the registration statement a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company that it is entitled to use a Permitted Blackout.

               (b) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as reasonably practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

               (c) With respect to any registration pursuant to this Section 1.4, the Company may include in such registration any Registrable Securities held by the Investors or Other Shares; PROVIDED, HOWEVER, that if any managing underwriter for the public offering contemplated by such registration advises the Company in writing that, in such firm's good faith opinion, the inclusion of all such shares proposed to be included in such registration would adversely affect the offering and sale (including pricing) of all such securities, then the number of Registrable Securities and Other Shares proposed to be included in such registration shall be included in the following order:

                     (i) FIRST, the Registrable Securities held by the Investors requesting registration, pro rata based upon the number of Registrable Securities owned by each such Investor at the time of such registration; and

                     (ii)  SECOND, any Other Shares.

        1.5    OBLIGATIONS OF THE COMPANY. Whenever it is required under this
Article I to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably practicable:

               (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such

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        registration statement to become effective (provided that a reasonable time before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to the counsel selected by the Holders of a majority of the Registrable Securities covered by such registration statement copies of all such documents proposed to be filed, which documents shall be subject to the review and comment of such counsel), and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred eighty (180) days or if earlier, until completion of the distribution; PROVIDED HOWEVER, that such 180-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company.

               (b) Use commercially reasonable efforts to prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for up to one hundred eighty (180) days.

               (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

               (d) Use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, PROVIDED that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is already subject to service in such jurisdiction and except as may be required by the Act.

               (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

               (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, such obligation to continue for one hundred twenty (120) days thereafter.

               (g) Cause all such Registrable Securities registered hereunder to be listed on each securities exchange or market on which similar securities issued by the Company are then listed, and if not so listed and to the extent the Company is eligible for listing, to

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        be listed on a nationally recognized exchange or the NASDAQ National
        Market ("NASDAQ") and, if listed on the NASDAQ, use its commercially reasonable efforts to secure designation of all such Registrable Securities covered by such registration statement as a NASDAQ "national market system security" within the meaning of Rule 11Aa2-1 of the SEC or, failing that, to use reasonable efforts to arrange for at least two market makers to register as such with respect to such Registrable Securities.

               (h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

               (i) Make available for inspection by any underwriter participating in any disposition pursuant to such registration statement (or if there is no underwriter, any Company "Affiliate" (as defined in Rule 405 under the Securities Act) who is a seller of Registrable Securities) and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors, employees and independent accountants to supply all information reasonably requested by such seller, underwriter, attorney, accountant or agent in connection with such registration statement.

               (j) Permit any Holder of Registrable Securities, which Holder in its sole and exclusive judgment, might be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such Holder and its counsel should be included.

               (k) In the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Common Stock included in such registration statement for sale in any jurisdiction, the Company shall use its commercially reasonable efforts to promptly obtain the withdrawal of such order.

               (l) Obtain (i) a cold comfort letter from the Company's independent public accountants in customary form and covering matters of the type customarily covered by cold comfort letters as the underwriters to such offering reasonably request, dated as of the date that such Registrable Securities are being delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, and (ii) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders participating in the registration of Registrable Securities.

        1.6 FURNISH INFORMATION. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Article I with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding

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itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities or such other information as the Company may reasonably request. The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.4 of this Agreement if, as a result of the application of the preceding sentence, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company's obligation to initiate such registration as specified in Section 1.2(a) or Section 1.4(a), whichever is applicable.

        1.7 EXPENSES OF REGISTRATION. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Investors selected by them shall be borne by the Company; PROVIDED, HOWEVER, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2, 1.3 or 1.4 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2; PROVIDED FURTHER, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change or pursuant to the recommendation of the managing underwriter, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2, 1.3 or 1.4, as the case may be.

        1.8 UNDERWRITING REQUIREMENTS. In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under Section 1.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters pursuant to Section 1.2), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling Holder or in such other proportions as shall mutually be agreed to by such selling Holders) but in no event shall the amount of securities of the selling Holders included in the offering be reduced below twenty five percent (25%) of the total amount of securities included in such offering. For purposes of the preceding parenthetical concerning apportionment, for any selling Holder which is a partnership or corporation, the partners, retired partners and stockholders of such holder, or the estates and

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family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling Holder," and any pro-rata reduction with respect to such "selling Holder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling Holder," as defined in this sentence.

        1.9 DELAY OF REGISTRATION. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article I.

        1.10 INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under this Article I:

               (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "VIOLATION"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or
        (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage or liability; provided, however, that the indemnity agreement contained in this paragraph (a) shall not apply to amounts paid in settlement of any such loss, claim, damage or liability if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder, underwriter or controlling person for any such loss, claim, damage or liability to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

               (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this paragraph
        (b), in connection with investigating or defending any such loss, claim, damage or liability; provided, however, that the indemnity agreement contained in this paragraph (b) shall not apply to amounts paid in settlement of any such loss, claim, damage or liability if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that in no event shall any indemnity under this paragraph (b) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.

               (c)   Promptly after receipt by an indemnified party under this
        Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if the representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

               (d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder under this paragraph (d) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

               (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

               (f)   The obligations of the Company and Holders under this

        Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Article I, and otherwise.

        1.11 REPORTS UNDER SECURITIES EXCHANGE ACT OF 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

               (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

               (b) take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable;

               (c) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

               (d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

        1.12 ASSIGNMENT OF REGISTRATION RIGHTS. In the event a Holder desires to assign all or a portion of the Registrable Securities owned by such Holder, the rights to cause the Company to register Registrable Securities pursuant to this Article 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities which (a) is a subsidiary, parent, general partner, limited partner, retired partner, member, retired member or affiliate of a Holder, (b) is a Holder's family member or trust for the benefit of an individual Holder, or (c) acquires at least 500,000 Shares of the Registrable Securities (as may be appropriately adjusted for stock splits, reverse stock splits, combinations or other similar events); provided, however, (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned, (ii) such transferee shall agree to be subject to all restrictions set forth in this Agreement; and (iii) such transferee is not a person deemed by the Board, in its reasonable judgment, to be a competitor or potential competitor of the Company. Each Holder agrees to cause any transferee of any shares of Registrable Securities to be bound by this
Section 1.12.

        1.13 LIMITATIONS ON SUBSEQUENT REGISTRATION RIGHTS. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities held by the Investors, enter into any agreement with any holder or prospective holder of any securities of the Company which would provide such holder or prospective holder registration rights PARI PASSU or superior to those granted to the Investors hereunder.

                                   Article II
                                    GENERAL

        2.1 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

        2.2 ENTIRE AGREEMENT. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and this Agreement shall supersede and cancel all prior agreements between the parties hereto with regard to the subject matter hereof.

        2.3 NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing and shall be sent via facsimile, e-mail, overnight courier service or mailed by certified or registered mail, postage prepaid, return receipt requested, addressed or sent in the manner set forth in the Purchase Agreement.

        2.4 SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

        2.5 TITLES AND SUBTITLES. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

        2.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

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

        2.7 WAIVERS AND AMENDMENTS. This Agreement may be waived, amended or supplemented by the written consent of (a) the Company and (b) the Holders of at least a majority of the Registrable Securities.

        2.8 FURTHER INSTRUMENTS. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

        2.9 GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and to be performed in the State of Illinois. The parties hereto irrevocably consent to the jurisdiction of the United States federal courts located in the State of Illinois and the State Courts in the County of Cook in the State of Illinois in any suit or proceeding based on or arising under this Agreement or the transactions contemplated hereby and irrevocably agree that all claims in respect of such suit or proceeding may be determined in such courts. The Company irrevocably waives the defense of an inconvenient forum to the maintenance of such suit or proceeding. The Company further agrees that service of process upon the Company mailed by the first class mail shall be deemed in every respect effective service of process upon the Company in any suit or proceeding arising hereunder. Nothing herein shall affect the Investors' right to serve process in any other manner permitted by law. The parties hereto agree that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

        2.10 SPECIFIC PERFORMANCE. The Company agrees and acknowledges that any violation or breach of its covenants, agreements and undertakings contained in this Agreement shall cause Investors' irreversible injury and, in addition to any other right or remedy available to a party at law or in equity, an Investor shall be entitled to enforcement by court injunction for specific performance of the obligations of the other party hereunder. Notwithstanding the foregoing sentence, nothing herein shall be construed as prohibiting a party from also pursuing any other rights, remedies or defenses, for such breach or threatened breach, including receiving damages and attorneys' fees. The election of any remedy shall not be construed as a waiver on the part of any party of any rights such party might otherwise have at law or in equity. Said rights and remedies shall be cumulative.

        2.11 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE COMPANY AND INVESTORS HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR ANY OTHER INVESTMENT AGREEMENT OR THE SUBJECT MATTER HEREOF OR THEREOF OR ANY OBLIGATION HEREUNDER OR THEREUNDER OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE HOLDERS OF SECURITIES OR THE COMPANY OR ANY OF THEM IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. EACH OF THE INVESTORS AND THE COMPANY ACKNOWLEDGES THAT THE PROVISIONS OF THIS SECTION 2.11 CONSTITUTE A MATERIAL

INDUCEMENT UPON WHICH EACH OF THE INVESTORS AND THE COMPANY HAVE RELIED, ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT, AND EACH OF THE RELATED AGREEMENTS. Investors or the Company may file an original counterpart or a copy of this Section 2.11 with any court as written evidence of the consent of the parties hereto to the waiver of their respective right to trial by jury

                         [SIGNATURES ON FOLLOWING PAGE]

        IN WITNESS WHEREOF, the parties hereby have executed this Agreement as of the date first above written.

                                              COMPANY:

                                              ALTERNATIVE RESOURCES CORPORATION


                                              By: /s/ Steven Purcell
                                                  ------------------------------

                                              Its:    Chief Financial Officer


                                              INVESTORS:

                                              WYNNCHURCH CAPITAL PARTNERS, L.P.

                                              By: /s/ John Hatherly
                                                  ------------------------------

                                              Its:    President


                                              WYNNCHURCH CAPITAL PARTNERS
                                              CANADA, L.P.

                                              By: /s/ John Hatherly
                                                  ------------------------------

                                              Its:    President

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